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                                INTERLEAF, INC.


                  EXHIBIT 11-COMPUTATION OF EARNINGS PER SHARE




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


                                                         Three months ended              Six months ended
                                                            September 30                    September 30
                                                         1996            1995            1996           1995
                                                         ----            ----            ----           ----
                                                              (unaudited)                     (unaudited)
In thousands, except for per share amounts
PRIMARY
Weighted average shares outstanding of Common Stock      17,457         15,084          17,229          14,725
Dilutive Senior Series B Convertible Preferred Stock         --          2,000              --           2,160
Dilutive stock options                                       --          1,286              --           1,081
Dilutive stock purchase warrants                             --            203              --             141
Dilutive stock purchase plan rights                          --             45              --              27
                                                       --------        -------        --------         -------
TOTAL                                                    17,457         18,618          17,229          18,134
                                                       --------        -------        --------         -------
Net income (loss)                                      $(10,327)       $   922        $(14,127)        $ 1,394
                                                       --------        -------        --------         -------
Net income (loss) per share                            $  (0.59)       $  0.05        $  (0.82)        $  0.08
                                                       --------        -------        --------         -------

FULLY DILUTED
Weighted average shares outstanding of Common Stock      17,457         15,084          17,229          14,725
Dilutive Senior Series B Convertible Preferred Stock         --          2,000              --           2,160
Dilutive stock options                                       --          1,323              --           1,366
Dilutive stock purchase warrants                             --            215              --             277
Dilutive stock purchase plan rights                          --             46              --              32
                                                       --------        -------        --------         -------
TOTAL                                                    17,457         18,668          17,229          18,560
                                                       --------        -------        --------         -------
Net income (loss)                                      $(10,327)       $   922        $(14,127)        $ 1,394
                                                       --------        -------        --------         -------
Net income (loss) per share                            $  (0.59)       $  0.05        $  (0.82)        $  0.08
                                                       --------        -------        --------         -------
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The dilutive effect of stock options, stock purchase warrants, and stock purchase plan rights are calculated using the treasury stock method. Under this method, these common stock equivalents are assumed to be exercised and proceeds from the exercise are assumed to be used to repurchase common stock at the average market price for primary income (loss) per share and the higher of the end of the period or average market price for fully diluted income (loss) per share. The dilutive effect of Convertible Preferred Stock is calculated using the if-converted method.